Guggenheim Exchange-Traded Funds Level I Script
(CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).
May I please speak with (SHAREHOLDER’S FULL NAME)?
(Re-Greet If Necessary)
I am calling on a recorded line regarding your current investment with the Guggenheim Exchange-Traded Funds. I want to confirm that you have received the proxy material for the Special Meeting of Shareholders scheduled to take place on February 16, 2018.
Have you received the information?
(Pause for response)

If “Yes” or positive response:
If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Trustees is unanimously recommending a vote “In Favor” of each proposal.

If “No” or negative response:
I would be happy to review the meeting agenda and record your vote by phone.
However, the Board of Trustees is unanimously recommending a vote “In Favor” of each proposal.

Would you like to vote along with the Board’s recommendation?
(Pause For Response)
(Review Voting Options with Shareholder If Necessary)
If we identify any additional accounts you own with the Guggenheim Exchange-Traded Funds before the meeting takes place, would you like to vote those accounts in the same manner as well?
(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).
For confirmation purposes:

•	Please state your full name. (Pause)

•	According to our records, you reside in (city, state, zip code). (Pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)
Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions please call the toll free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY    Updated 12-22-2017